Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES THIRD QUARTER 2010 RESULTS

ATLANTA — October 26, 2010 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its third quarter ended September 30, 2010.  Highlights of today’s announcement include:

•                  Net income of $21.4 million or $0.20 per share on a reported basis

•                  Net income of $0.22 per share excluding Deltacom acquisition-related costs (a non-GAAP measure)

•                  Adjusted EBITDA (a non-GAAP measure) of $50.9 million

•                  Free cash flow (a non-GAAP measure) of $48.0 million

•                  Dividend payments totaling $17.4 million in the quarter

•                  Ending cash and marketable securities balance of $770.6 million

•                  Reaffirmed 2010 revised guidance issued on October 1, 2010

“Today we are pleased to report on the continued health of our consumer business. We are also encouraged to see momentum building within our New Edge Networks subsidiary, which reported modest top line revenue growth this quarter.  Clearly, the diligence and discipline with which we have run EarthLink over the last several years have optimized cash generation. This execution was the key enabling factor in our announcement of the acquisition of Deltacom on October 1, 2010,” explained EarthLink Chairman and Chief Executive Officer Rolla P. Huff.

“The Deltacom acquisition is a transformative transaction for EarthLink as it will reposition the company as a leading IP infrastructure and managed services provider with long-term strategic relevance. Importantly, this transaction will offer a career path to many of the talented EarthLink employees who have made this transformation possible, while also serving to lower the risk profile of the consumer business. Given the strong ongoing performance of the consumer business and the strength of our balance sheet, post-transaction EarthLink will maintain the ability to deploy capital organically and strategically to create additional shareholder value,” added Huff.

Financial and Operating Results

EarthLink’s revenue declines in its consumer business continued to attenuate. For the third quarter of 2010, EarthLink reported revenue of $145.2 million, a 5 percent decline from the second quarter of 2010 and a 17 percent decline from the third quarter of 2009. Broadband services comprised a growing percentage of EarthLink’s revenue mix representing 61 percent of the company’s revenue in the third quarter of 2010, an increase from 57 percent in the year-ago quarter. Gross subscriber additions during the third quarter were 77,000, up from 67,000 in the second quarter of 2010 and down from 108,000 in the year-ago quarter. Over 70 percent of the company’s third quarter gross adds were for broadband services.

EarthLink’s consumer business continues to experience increases in customer tenure and loyalty with 89 percent of the company’s consumer narrowband and DSL customers having two or more years of tenure and 54 percent having five or more years of tenure in the third quarter of 2010. These tenure rates are up from 80 percent and 39 percent, respectively, in the year-ago quarter. Increased customer tenure is the main factor driving continued improvements in the company’s monthly subscriber churn. In the third quarter of 2010, EarthLink reported churn of 3.0 percent, nominally higher than the 2.9 percent in the second quarter of 2010 due to expected seasonal customer behavior, and a significant improvement from 3.6 percent churn in the year-ago quarter. Net subscriber losses were 95,000 in the third quarter of 2010, improved from net subscriber losses of 109,000 in the second quarter of 2010 and 146,000 in the year-ago quarter.

A more tenured customer base combined with more efficient processes and technologies continued to have a positive impact on the company’s cost structure. EarthLink’s total sales and marketing, operations, customer support, and general and administrative expenses were $43.4 million for the third quarter of 2010, flat versus the second quarter of 2010 due to the timing of sales and marketing programs as well as transaction-related diligence costs, and a 20 percent reduction from comparable expenses in the year-ago quarter.

Profitability and Other Financial Measures

EarthLink’s net income was $21.4 million, or $0.20 per share, for the third quarter of 2010, as compared to net income of $28.0 million, or $0.26 per share, in the second quarter of 2010 and $29.9 million, or $0.28 per share, in the year-ago quarter.  Third quarter 2010 earnings per share was $0.22 (a non-GAAP measure, see definition in “Non-GAAP Measures” below) prior to the impact of acquisition-related costs associated with the Deltacom acquisition announcement. The company reported $50.9 million in Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) in the third quarter of 2010. EarthLink’s Adjusted EBITDA was $56.7 million in the second quarter of 2010 and $60.9 million in the third quarter of 2009.

Balance Sheet and Cash Flow

During the third quarter of 2010 EarthLink generated free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $48.0 million, as compared to $54.0 million in the second quarter of 2010 and $55.3 million in the third quarter of 2009.

EarthLink used $3.0 million of cash for capital expenditures and $17.4 million for dividend payments in the quarter. The company ended the third quarter of 2010 with $770.6 million in cash and marketable securities, an increase of $30.5 million from the prior quarter.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today EarthLink reaffirmed the full year 2010 guidance it issued on October 1, 2010 in conjunction with its announcement of the acquisition of Deltacom. EarthLink continues to expect 2010 Adjusted EBITDA of $207 million to $211 million; free cash flow of $193 million to $201 million, based upon the aforementioned Adjusted EBITDA guidance combined with $10 million to $14 million in estimated capital expenditures; and net income of $94 million to $97 million for the full year 2010. This guidance does not reflect any potential financial impact if the Deltacom transaction were to close prior to January 1, 2011.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs.  Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense,  gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs, less cash used for purchases of property and equipment and purchases of subscriber bases. Net income per share excluding Deltacom acquisition-related costs is defined as net income before certain costs incurred in connection with the Deltacom acquisition, such as transaction costs and certain pre-acquisition costs.

Adjusted EBITDA, free cash flow and net income per share excluding Deltacom acquisition-related costs are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 2 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, October 26, 2010, at 8:30 a.m. ET  hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Bradley A. Ferguson.

U.S. and Canada Dial-in Number       800-706-0730

International Dial-in Number              706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from 11:30 a.m. ET on October 26 through midnight on November 2.  Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.  The replay confirmation code is 17651758.  The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading provider of IP services to consumers and businesses across the country, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and product innovation.  The company’s New Edge Networks subsidiary provides MPLS services to business customers nationwide. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at http://www.earthlink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we will have less ability in the future to implement cost reductions to offset our revenue declines, which will adversely affect our results of operations; (3) that we face significant competition which could reduce our profitability; (4) that adverse economic conditions may harm our business; (5) that we may not be able to execute our business strategy for our Business Services segment, which could adversely impact our results of operations and cash flows; (6) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that we may be unable to retain sufficient qualified personnel, particularly in light of recent workforce and cost reduction initiatives and in a recovering economy, and the loss of any of our key executive officers could adversely affect us; (9) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our business may suffer if third parties used for customer service and technical support and certain billing services are unable to provide these services or terminate their relationships with us; (12) that interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (13) that government regulations could adversely affect our business or force us to change our business practices; (14) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (15) that we may not be able to protect our intellectual property; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that if we are unable to successfully defend against legal actions we could face substantial liabilities; (18) that our business depends on effective business support systems, processes and personnel; (19) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (20) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (21) that we may have exposure to greater than anticipated tax liabilities and the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that we may reduce or cease payment of quarterly dividends; (23) that our stock price may be volatile; (24) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (25) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties also include matters relating to our pending acquisition of ITC^DeltaCom, including, without limitation, the receipt of required regulatory approvals; the ability to realize estimated synergies, cost savings and growth opportunities; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer or present greater cost to realize than expected; our ability to successfully integrate the operations of ITC^DeltaCom upon its acquisition without detracting from our current operations; the retention of key ITC^DeltaCom employees; and our success in investing in additional strategic opportunities.  These risks and uncertainties further include our potential future exposure to regulatory, general economic and other conditions that could adversely impact the operations of ITC^DeltaCom as a subsidiary of EarthLink, including ITC^DeltaCom’s dependence on new product development, rapid technological and market changes, ITC^DeltaCom’s dependence upon rights-of-way and other third party agreements, risks related to future growth and rapid expansion, customer attrition, delays or difficulties in deployment and implementation of collocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules and adverse changes in the regulatory or legislative environment; operating and financial restrictions imposed by covenants in ITC^DeltaCom’s outstanding senior secured notes; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenues:
Access and service	$156,731	$130,522	$502,347	$409,607
Value-added services	17,790	14,636	56,834	45,816
Total revenues	174,521	145,158	559,181	455,423

Operating costs and expenses:
Cost of revenues	66,885	56,985	211,720	175,817
Sales and marketing	13,840	11,667	45,405	34,591
Operations and customer support	23,569	18,603	75,255	57,190
General and administrative	16,472	13,102	51,503	40,218
Amortization of intangible assets	2,039	890	6,224	3,386
Restructuring and acquisition-related costs (1)	(97)	1,921	5,318	3,267
Total operating costs and expenses	122,708	103,168	395,425	314,469

Income from operations	51,813	41,990	163,756	140,954
Gain on investments, net	35	—	305	572
Interest expense and other, net	(5,067)	(5,466)	(14,458)	(16,241)
Income before income taxes	46,781	36,524	149,603	125,285
Income tax provision	(16,914)	(15,139)	(55,754)	(49,113)
Net income	$29,867	$21,385	$93,849	$76,172

Net income per share
Basic	$0.28	$0.20	$0.88	$0.71
Diluted	$0.28	$0.20	$0.87	$0.70

Weighted average common shares outstanding
Basic	106,615	108,220	106,853	107,968
Diluted	107,943	109,473	108,052	108,851

EARTHLINK, INC.

Reconciliation of Net Income to Adjusted EBITDA (2)

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2010	2010

Net income	$29,867	$28,040	$21,385
Income tax provision	16,914	17,182	15,139
Depreciation and amortization	6,032	4,577	4,327
Stock-based compensation expense	3,136	1,707	2,704
Gain on investments, net	(35)	(154)	—
Interest expense and other, net	5,067	5,483	5,466
Restructuring and acquisition-related costs (1)	(97)	(89)	1,921
Adjusted EBITDA (2)	$60,884	$56,746	$50,942

EARTHLINK, INC.

Reconciliation of Net Income to Free Cash Flow (2)

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2010	2010

Net income	$29,867	$28,040	$21,385
Income tax provision	16,914	17,182	15,139
Depreciation and amortization	6,032	4,577	4,327
Stock-based compensation expense	3,136	1,707	2,704
Gain on investments, net	(35)	(154)	—
Interest expense and other, net	5,067	5,483	5,466
Restructuring and acquisition-related costs (1)	(97)	(89)	1,921
Purchases of property and equipment	(5,588)	(2,711)	(2,965)
Free cash flow (2)	$55,296	$54,035	$47,977

EARTHLINK, INC.

Reconciliation of Net Income Per Share to Net Income Per Share Excluding Deltacom Acquisition-Related Costs (2)

(in thousands, except per share amounts)

	Three Months
	Ended
	September 30,	Per Share
	2010	Amount
Net income	$21,385	$0.20
Deltacom transaction costs	2,000	0.02
Deltacom pre-acquisition costs	588	0.01
Net Income excluding Deltacom acquisition-related costs (2)	$23,973	$0.22

Diluted weighted average common shares outstanding	109,473

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (2)

(in millions)

Year
Ending
December 31,
2010
Net income	$94 - $97
Interest expense and other, net	21
Income tax provision	61 - 62
Depreciation	14
Amortization of intangible assets	4
Stock-based compensation expense	10
Restructuring and acquisition-related costs (1)	3
Adjusted EBITDA (2)	$207 - $211

Year
Ending
December 31,
2010
Net income	$94 - $97
Interest expense and other, net	21
Income tax provision	61 - 62
Depreciation	14
Amortization of intangible assets	4
Stock-based compensation expense	10
Restructuring and acquisition-related costs (1)	3
Purchases of property and equipment	(14) - (10)
Free cash flow (2)	$193 - $201

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	September 30,	December 31,	June 30,	September 30,
	2009	2009	2010	2010
		(in thousands)
Balance Sheet Data
Cash and marketable securities	$654,872	$695,961	$740,100	$770,555
Convertible Senior Notes (3)	258,750	258,750	255,791	255,791
Stockholders’ equity	561,540	734,024	757,899	764,922

Employee Data
Number of employees at end of period (4)	660	623	576	560

	September 30,	December 31,	June 30,	September 30,
	2009	2009	2010	2010
Subscriber Data (5)
Consumer services
Narrowband access subscribers (6)	1,329,000	1,225,000	1,060,000	988,000
Broadband access subscribers (7)	832,000	804,000	748,000	727,000
Total consumer subscribers	2,161,000	2,029,000	1,808,000	1,715,000

Business services
Narrowband access subscribers	9,000	8,000	8,000	8,000
Broadband access subscribers	55,000	54,000	53,000	53,000
Web hosting accounts	78,000	75,000	70,000	68,000
Total business subscribers	142,000	137,000	131,000	129,000

Total subscribers at end of period	2,303,000	2,166,000	1,939,000	1,844,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Subscriber Activity
Subscribers at beginning of period	2,449,000	1,939,000	2,806,000	2,166,000
Gross organic subscriber additions	108,000	77,000	344,000	220,000
Adjustment (8)	—	—	(7,000)	—
Churn	(254,000)	(172,000)	(840,000)	(542,000)
Subscribers at end of period	2,303,000	1,844,000	2,303,000	1,844,000

Churn Rate (9)	3.6%	3.0%	3.7%	3.0%

Consumer Data
Average subscribers (10)	2,207,000	1,761,000	2,382,000	1,864,000
ARPU (11)	$20.87	$21.11	$20.77	$21.19
Churn rate (9)	3.7%	3.1%	3.8%	3.1%

Business Data
Average subscribers (10)	144,000	130,000	152,000	132,000
ARPU (11)	$84.08	$86.40	$82.98	$84.05
Churn rate (9)	2.5%	1.7%	2.8%	1.8%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (12)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Consumer Services
Revenues
Access and service	$120,935	$97,399	$390,204	$311,149
Value-added services	17,241	14,128	55,140	44,247
Total revenues	138,176	111,527	445,344	355,396
Cost of revenues	45,211	35,434	144,890	113,402
Gross margin	92,965	76,093	300,454	241,994
Segment operating expenses	31,039	22,376	101,617	69,589
Segment income from operations	$61,926	$53,717	$198,837	$172,405

Business Services
Revenues
Access and service	$35,796	$33,123	$112,143	$98,458
Value-added services	549	508	1,694	1,569
Total revenues	36,345	33,631	113,837	100,027
Cost of revenues	21,674	21,551	66,830	62,415
Gross margin	14,671	12,080	47,007	37,612
Segment operating expenses	10,257	10,506	31,339	30,896
Segment income from operations	$4,414	$1,574	$15,668	$6,716

Consolidated
Revenues
Access and service	$156,731	$130,522	$502,347	$409,607
Value-added services	17,790	14,636	56,834	45,816
Total revenues	174,521	145,158	559,181	455,423
Cost of revenues	66,885	56,985	211,720	175,817
Gross margin	107,636	88,173	347,461	279,606
Direct segment operating expenses	41,296	32,882	132,956	100,485
Segment income from operations	66,340	55,291	214,505	179,121
Stock-based compensation expense	3,136	2,704	10,552	7,078
Amortization of intangible assets	2,039	890	6,224	3,386
Restructuring and acquisition-related costs (1)	(97)	1,921	5,318	3,267
Other operating expenses	9,449	7,786	28,655	24,436
Income from operations	$51,813	$41,990	$163,756	$140,954

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.               Restructuring and acquisition-related costs consisted of the following for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
		(in thousands)
Acquisition-related costs	$—	$2,000	$—	$2,000
Facility exit and restructuring costs	(97)	(79)	5,318	1,267
	$(97)	$1,921	$5,318	$3,267

Acquisition-related costs consist of investment banker fees incurred in connection with EarthLink’s pending acquisition of ITC^DeltaCom, Inc.

Facility exit and restructuring costs consist of costs incurred for EarthLink’s restructuring plans. In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during 2007 and 2008. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded.

2.               Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs. Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs, less purchases cash used for of property and equipment and purchases of subscriber bases. Net income per share excluding Deltacom acquisition-related costs is defined as net income before certain costs incurred in connection with the Deltacom acquisition, which include transaction costs and certain pre-acquisition costs.

Adjusted EBITDA, free cash flow and net income per share excluding Deltacom acquisition-related costs are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting  principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs. Management believes that excluding the effects of the items noted above enables investors to better understand and analyze the current period’s results and provides a better measure of comparability.

3.           The principal amount of the Convertible Senior Notes was $258.8 million, $258.8 million, $255.8 million and $255.8 million as of September 30, 2009, December 31, 2009, June 30, 2010 and September 30, 2010, respectively. The unamortized discount was $29.7 million, $26.5 million, $19.6 million and $16.2 million as of September 30, 2009, December 31, 2009, June 30, 2010 and September 30, 2010, respectively. The net carrying value was $229.0 million, $232.2 million, $236.2 million and $239.6 million as of September 30, 2009, December 31, 2009, June 30, 2010 and September 30, 2010, respectively.

4.           Represents full-time equivalents.

5.           Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

6.           Narrowband access subscribers include customers who subscribe to our premium and value priced dial-up Internet access services and customers who subscribe to our premium email only service.

7.           Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

8.           During the nine months ended September 30, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts.

9.           Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

10.     Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the nine month periods is calculated by averaging the ending monthly subscribers or accounts for the ten months preceding and including the end of the period.

11.     ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

12.     The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice-over-Internet protocol services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock- based compensation expense, impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.